 Exhibit 2.4

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

EQT CORPORATION AND

EQUITRANS MIDSTREAM CORPORATION

DATED AS OF NOVEMBER 12, 2018

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of November 12, 2018 (this “Agreement”), is by and between EQT Corporation, a Pennsylvania corporation (“Parent”), and Equitrans Midstream Corporation, a Pennsylvania corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, for Parent to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of 80.1% of the outstanding SpinCo Shares owned by Parent (the “External Distribution”);

WHEREAS, in order to effectuate the Separation and External Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of November 12, 2018 (the “Separation and Distribution Agreement”);

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and External Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                          Definitions.  For purposes of this Agreement (including the recitals hereof), the following terms shall have the following meanings:

“Action” shall have the meaning set forth in the Separation and Distribution Agreement.

“Adjusted SpinCo Stock Value” shall mean the product obtained by multiplying (a) the SpinCo Stock Value by (b) the Distribution Ratio.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all amendments, modifications, and changes hereto entered into pursuant to Section 8.17.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for Parent Shares or SpinCo Shares, as applicable.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, Welfare Plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs, policies or agreements.  For avoidance of doubt, the term “Benefit Plan” includes post-employment health care and life insurance benefits provided to Former SpinCo Employees.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Continuation Period” shall have the meaning set forth in Section 7.01(b).

“Continuation Welfare Plans” shall have the meaning set forth in Section 7.01(b).

“Dispute” shall have the meaning set forth in Section 8.15(a).

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” shall mean a number equal to 0.80.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any Parent Employee or SpinCo Employee.

“E-mail” shall have the meaning set forth in Section 8.09.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“External Distribution” shall have the meaning set forth in the Recitals.

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former Employees” shall mean Former Parent Employees and Former SpinCo Employees.

“Former Parent Employee” shall mean any individual who is a former employee of the Parent Group as of the Effective Time and who is not a Former SpinCo Employee.

“Former SpinCo Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, whose most recent employment with Parent was with a member of the SpinCo Group or the SpinCo Business, which individuals are set forth on Schedule 1.01(a).

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual employment contract, retention, severance or change in control agreement, relocation agreement, arbitration or other alternative dispute resolution agreement, or other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Parent Group and an Employee or Former Employee, as in effect immediately prior to the Effective Time.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement..

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall mean the EQT Corporation Employee Savings Plan.

“Parent Awards” shall mean Parent Option Awards, Parent RSU Awards, Parent Restricted Stock Awards, Parent IPSUP Awards (2016), Parent IPSUP Awards (2017), Parent IPSUP Awards (2018), Parent Value Driver PSU Awards (2018), and Parent Deferred Share Equivalents Awards, collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Effective Time, but excluding any SpinCo Benefit Plan, including any Benefit Plan transferred to and assumed by SpinCo.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Change in Control” shall have the meaning set forth in Section 4.02(h)(i).

“Parent Compensation Committee” shall mean the Management Development and Compensation Committee of the Parent Board.

“Parent Deferred Share Equivalent Award” shall mean an award of deferred share equivalents (including deferred stock units and phantom stock awards) that is outstanding immediately prior to the Effective Time.

“Parent Employees” shall have the meaning set forth in Section 3.01(i).

“Parent ESPP” shall mean the Parent Employee Stock Purchase Plan, as in effect from time to time.

“Parent Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent IPSUP Award (2016)” shall mean a performance share unit award granted in 2016 under the Incentive Performance Share Unit Program, pursuant to the Parent Long-Term Incentive Plan, that is outstanding as of immediately prior to the Effective Time.

“Parent IPSUP Award (2017)” shall mean a performance share unit award granted in 2017 under the Incentive Performance Share Unit Program, pursuant to the Parent Long-Term Incentive Plan, that is outstanding as of immediately prior to the Effective Time.

“Parent IPSUP Award (2018)” shall mean a performance share unit award granted in 2018 under the Incentive Performance Share Unit Program, pursuant to the Parent Long-Term Incentive Plan, that is outstanding as of immediately prior to the Effective Time.

“Parent Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Long-Term Incentive Plan” shall mean the EQT Corporation 2014 Long-Term Incentive Plan.

“Parent Non-Employee Director” means an individual who serves or served as a non-employee director of the Parent Board.

“Parent Option Award” shall mean an award of options to purchase Parent Shares that is outstanding as of immediately prior to the Effective Time.

“Parent Payroll Deduction and Contribution Program” shall mean the Parent 2006 Payroll Deduction and Contribution Program.

“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.

“Parent Restricted Stock Award” shall mean an award of shares of restricted stock of Parent that is outstanding as of immediately prior to the Effective Time (including such awards as were granted in 2018).

“Parent RSU Award” shall mean an award of time-based restricted stock units that is outstanding (including awards granted in 2017 under the Value Driver Performance Share Unit Program that only have time-based restrictions remaining) as of immediately prior to the Effective Time.

“Parent/SpinCo Share Funds” shall have the meaning set forth in Section 5.03.

“Parent Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Value Driver PSU Award (2018)” shall mean a performance share unit award granted in 2018 under the Value Driver Performance Share Unit Program, pursuant to the Parent Long-Term Incentive Plan, that is outstanding as of immediately prior to the Effective Time.

“Parent Value Factor” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the sum of (i) the Adjusted SpinCo Stock Value and (ii) the Post-Separation Parent Stock Value.

“Parent Welfare Plan” shall mean any Parent Benefit Plan which is a Welfare Plan.

“Parties” shall mean the parties to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Separation Parent Awards” shall mean Post-Separation Parent Option Awards, Post-Separation Parent RSU Awards, Post-Separation Parent Restricted Stock Awards, Post-Separation Parent IPSUP Awards (2016), Post-Separation Parent IPSUP Awards (2017), Post-Separation Parent IPSUP Awards (2018), Post-Separation Parent Value Driver PSU Awards (2018), and Post-Separation Parent Deferred Share Equivalents, collectively.

“Post-Separation Parent Deferred Share Equivalents” shall mean a Parent Deferred Share Equivalent adjusted as of the Effective Time in accordance with Section 4.02(h).

“Post-Separation Parent IPSUP Award (2016)” shall mean a Parent IPSUP Award (2016) adjusted as of the Effective Time in accordance with Section 4.02(d).

“Post-Separation Parent IPSUP Award (2017)” shall mean a Parent IPSUP Award (2017) adjusted as of the Effective Time in accordance with Section 4.02(e).

“Post-Separation Parent IPSUP Award (2018)” shall mean a Parent IPSUP Award (2018) adjusted as of the Effective Time in accordance with Section 4.02(f).

“Post-Separation Parent Option Award” shall mean a Parent Option Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Restricted Stock Award” shall mean a Parent Restricted Stock Award as adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation Parent RSU Awards” shall mean a Parent RSU Award adjusted as of the Effective Time in accordance with Section 4.02(c).

“Post-Separation Parent Stock Value” shall mean the simple average of the volume-weighted average per-share price of Parent Shares trading on the Applicable Exchange during each of the first ten (10) full Trading Sessions immediately after the Effective Time.

“Post-Separation Parent Value Driver PSU Award (2018)” shall mean a Parent Value Driver PSU Award (2018) adjusted as of the Effective Time in accordance with Section 4.02(g).

“Pre-Separation Parent Stock Value” shall mean the simple average of the volume-weighted average per-share price of Parent Shares trading “regular way with due bills” on the Applicable Exchange during each of the last ten (10) full Trading Sessions immediately prior to the Effective Time.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plan” shall mean the SpinCo Employee Savings Plan.

“SpinCo 401(k) Trust” shall have the meaning set forth in Section 5.01(a).

“SpinCo Awards” shall mean SpinCo Option Awards, SpinCo Restricted Stock Awards, SpinCo RSU Awards, SpinCo IPSUP Awards (2016), SpinCo IPSUP Awards (2017), SpinCo IPSUP Awards (2018), SpinCo Value Driver PSU Awards (2018), and SpinCo Deferred Share Equivalents, collectively.

“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the SpinCo Group as of or after the Effective Time, including any Benefit Plans retained or adopted by SpinCo pursuant to Section 2.03(a) and Section 2.03(b).

“SpinCo Board” shall mean the Board of Directors of SpinCo.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Change in Control” shall have the meaning set forth in Section 4.02(h)(i).

“SpinCo Compensation Committee” shall mean the Management Development and Compensation Committee of the SpinCo Board.

“SpinCo Deferred Share Equivalent Award” shall mean an award of deferred share equivalents assumed pursuant to the SpinCo Long-Term Incentive Plan in accordance with Section 4.02(h).

“SpinCo Designees” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Employees” shall have the meaning set forth in Section 3.01, which individuals are set forth on Schedule 1.01(b).

“SpinCo Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo IPSUP Award (2016)” shall mean an award of performance share units assumed by SpinCo in accordance with Section 4.02(d).

“SpinCo IPSUP Award (2017)” shall mean an award of performance share units assumed by SpinCo in accordance with Section 4.02(e).

“SpinCo IPSUP Award (2018)” shall mean an award of performance share units assumed by SpinCo in accordance with Section 4.02(f).

“SpinCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Long-Term Incentive Plan” shall mean the SpinCo 2018 Long-Term Incentive Plan, as established by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.

“SpinCo Option Award” shall mean an award of options to purchase SpinCo Shares assumed by SpinCo in accordance with Section 4.02(a).

“SpinCo Payroll Deduction and Contribution Program” shall mean the SpinCo 2018 Payroll Deduction and Contribution Program as established by SpinCo on or before the Effective Time pursuant to Section 2.03(a) and Section 5.04.

“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the SpinCo Stock Value.

“SpinCo Restricted Stock Award” shall mean an award of shares of restricted stock of SpinCo assumed by SpinCo in accordance with Section 4.02(b).

“SpinCo RSU Award” shall mean an award of time-based restricted stock units assumed accordance with Section 4.02(c).

“SpinCo Share Fund” shall have the meaning set forth in Section 5.02.

“SpinCo Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Stock Value” shall mean the simple average of the volume-weighted average per-share price of SpinCo Shares trading on the Applicable Exchange during each of the first ten (10) full Trading Sessions immediately after the Effective Time.

“SpinCo Value Driver PSU Award (2018)” shall mean an award of performance share units assumed by SpinCo in accordance with Section 4.02(g).

“SpinCo Value Factor” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the sum of (i) the SpinCo Stock Value and (ii) the quotient obtained by dividing the Post-Separation Parent Stock Value by the Distribution Ratio.

“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Employees and Former SpinCo Employees.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Third Party” shall have the meaning set forth in the Separation and Distribution Agreement.

“Third-Party Claim” shall have the meaning set forth in the Separation and Distribution Agreement.

“Trading Session” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the Applicable Exchange and ending with the determination of the closing price on the Applicable Exchange, in which trading in Parent Shares or SpinCo Shares (as applicable) is permitted on the Applicable Exchange.

“Transferred Director” shall mean each SpinCo non-employee director as of the Effective Time who served on the Parent Board immediately prior to the Effective Time.

“Transition Date” shall have the meaning set forth in Section 7.01(c).

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“VEBA” shall mean the Welfare Trust Agreement, entered into on December 7, 1995, by and between Equitable Resources, Inc. and Mellon Bank, N.A., as amended.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health (including retiree medical, prescription drug, dental, vision and medical savings accounts)), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, supplemental unemployment benefits or severance.

Section 1.02.                          Interpretation.  Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01.                          General Principles.

(a)                                 Acceptance and Assumption of SpinCo Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the External Distribution, SpinCo and the applicable SpinCo Designees accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where, how or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, independent contractors, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, independent contractors, Subsidiaries or Affiliates:

(i)                                     any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Employees and Former SpinCo Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)                                  any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Employees and Former SpinCo Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii)                               any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b)                                 Acceptance and Assumption of Parent Liabilities.  Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the External Distribution, Parent and certain members of the Parent Group designated by Parent accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where, how or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, independent contractors, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, independent contractors, Subsidiaries or Affiliates:

(i)                                     any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Employees and Former Parent Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)                                  any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Employees and Former SpinCo Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii)                               any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c)                                  Unaddressed Liabilities.  To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02.                          Service Credit.  As of the Effective Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each member of the SpinCo Group to, recognize for each SpinCo Employee who is employed immediately following the Effective Time by a member of the SpinCo Group and each Former SpinCo Employee full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent (including any reservation of Parent’s right to amend, modify or terminate Benefit Plans) that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a member of the SpinCo Group, for all purposes under the SpinCo Benefit Plans.

Section 2.03.                          Adoption and Retention of Benefit Plans.

(a)                                 Adoption by SpinCo of Benefit Plans.  As of no later than the Effective Time (unless otherwise noted), SpinCo shall adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement, as listed on Schedule 2.03(a).

(b)                                 Retention by SpinCo of SpinCo Benefit Plans.  From and after the Effective Time, SpinCo shall retain all of the SpinCo Benefit Plans, including all related Liabilities and

Assets, and any related trusts and other funding vehicles and insurance contracts related to any of such plans, other than as specifically provided in this Agreement.  Nothing in this Agreement shall preclude SpinCo, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan, or any employment or other service arrangement with SpinCo Employees, independent contractors or vendors (to the extent permitted by Law).

(c)                                  Plans Not Required to Be Adopted.  With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Employees and Former SpinCo Employees consistent with Section 2.01(a) of this Agreement.

(d)                                 Information and Operation.  Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections.  Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(e)                                  No Duplication or Acceleration of Benefits.  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan.  In the event that a potential duplication of benefits is identified, then the benefits provided by the Group that employs the applicable Employee (or, in the case of a Former Employee, the Group responsible for such Former Employee pursuant to this Agreement) immediately after the Effective Time shall be enforced and the other benefits shall not be duplicated.  Furthermore, subject to the terms, conditions and provisions of the Benefit Plan, and unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the SpinCo Group on the part of any Employee or Former Employee.

(f)                                   Transition Services.  The Parties acknowledge that the Parent Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement.  The Parties agree to enter into a business associate agreement (if Parent determines such agreement is required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(g)                                  Beneficiaries.  References to Parent Employees, Former Parent Employees, SpinCo Employees, Former SpinCo Employees, and current and former non-employee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04.                          Individual Agreements.

(a)                                 Assignment by Parent; SpinCo as Successor.  Parent shall assign, or cause an applicable member of the Parent Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, all Individual Agreements with a SpinCo Employee or Former SpinCo Employee that Parent determines reasonably appropriate to be assigned to a member of the SpinCo Group (a non-exclusive list of such Individual Agreements is set forth on Schedule 2.04(a)), with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the SpinCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, each such Individual Agreement, along with any other Individual Agreement that Parent determines reasonable and appropriate for any member of the SpinCo Group to be considered to be a successor in interests to Parent, such that each member of the SpinCo Group shall enjoy all of the rights and benefits under any of the foregoing Individual Agreements (including rights and benefits as a third-party beneficiary) with respect to the business operations of the SpinCo Group as succeeding as the business operations of Parent to the extent applicable; provided, further, that in no event shall Parent be permitted to enforce any non-competition covenant contained in any Individual Agreement against a SpinCo Employee or Former SpinCo Employee for action taken in such individual’s capacity as a SpinCo Employee or Former SpinCo Employee, other than on behalf of SpinCo Group as requested by SpinCo Group in its capacity as a third-party beneficiary.  Without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall SpinCo be permitted to enforce any non-competition covenant contained in any Individual Agreement against a Parent Employee or Former Parent Employee for any action taken in such individual's capacity as a Parent Employee or Former Parent Employee, other than on behalf of the Parent Group in its capacity as a third-party beneficiary.  Without limiting the generality of the foregoing, the assignment contemplated by this Section 2.04(a) shall be self-effectuating with respect to the Individual Agreements set forth on Schedule 2.04(a), provided that Parent and SpinCo may enter into separate documentation of the assignment if they determine appropriate.

(b)                                 Assumption by SpinCo.  Effective as of the Effective Time, SpinCo shall assume and honor any agreement to which any SpinCo Employee or Former SpinCo Employee is a party with any member of the Parent Group, including any Individual Agreement.

ARTICLE III
ASSIGNMENT OF EMPLOYEES

Section 3.01.                          Assignment and Transfer of Employees.  Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (a) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the SpinCo Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law, but excluding any individual on leave for long-term disability as of the Effective Time) (collectively, the “SpinCo Employees”) is employed by a member of the SpinCo Group as of immediately after the Effective Time and (b) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law and any individual on leave for long-term disability as of the Effective Time) and any other individual employed by the Parent Group as of the Effective Time who is not a SpinCo Employee (collectively, the “Parent Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time.  Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

Section 3.02.                          At-Will Status.  Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (a) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (b) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

Section 3.03.                          Severance.  The Parties acknowledge and agree that the Separation, the External Distribution and the assignment, transfer or continuation of the employment or service of Employees as contemplated by this Article III or Transferred Directors shall not be deemed an involuntary or voluntary termination of employment or service entitling any SpinCo Employee, Parent Employee or Transferred Director to any severance or other termination-related payments or benefits.  Each of SpinCo and Parent shall be permitted to amend or modify their respective Benefit Plans in a manner consistent herewith.

Section 3.04.                          Not a Change in Control.  The Parties acknowledge and agree that neither the consummation of the Separation, the External Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the SpinCo Group, as applicable.  Each of SpinCo and Parent shall be permitted to amend or modify their respective Benefit Plans in a manner consistent herewith.

Section 3.05.                          Payroll and Related Taxes.  With respect to the SpinCo Employees transferred to SpinCo Group during the tax year ending on and including the Separation, (a) Parent shall (i) be responsible for all payroll obligations, Tax withholding and reporting obligations regarding all such SpinCo Employees for the period prior to such transfer, and (ii) furnish a Form W-2 or similar earnings statement to, all such SpinCo Employees for such period and (b) with respect to the remaining portion of the tax year, SpinCo will (i) be responsible for all payroll obligations, Tax withholding and reporting obligations regarding, all such SpinCo Employees, and (ii) furnish a Form W-2 or similar earning statement to, all such SpinCo Employees.

ARTICLE IV
EQUITY, INCENTIVE AND EMPLOYEE COMPENSATION

Section 4.01.                          Generally.  Each Parent Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate.  Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates.  Before the Effective Time, the SpinCo Long-Term Incentive Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02.                          Equity Incentive Awards.

(a)                                 Option Awards

(i)                                     Option Awards Not Held by a Former Employee.  Each Parent Option Award held by an individual other than a Former Employee that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation Parent Option Award and a SpinCo Option Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A)                               the number of Parent Shares subject to such Post-Separation Parent Option Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (I) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time by (II) the Parent Value Factor;

(B)                               the number of SpinCo Shares subject to such SpinCo Option Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (I) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time by (II) the SpinCo Value Factor;

(C)                               the per share exercise price of such Post-Separation Parent Option Award shall be equal to the quotient, rounded up to the nearest cent, obtained by dividing (I) the per share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time by (II) the Parent Ratio; and

(D)                               the per share exercise price of such SpinCo Option Award shall be equal to the quotient, rounded up to the nearest cent, obtained by dividing (I) the per share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time by (II) the SpinCo Ratio.

(ii)                                  Option Awards Held by a Former Employee.  Each Parent Option Award held by a Former Employee that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Option Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Parent Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A)                               the number of Parent Shares subject to such Post-Separation Parent Option Award, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (I) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time by (II) the Parent Ratio; and

(B)                               the per share exercise price of such Post-Separation Parent Option Award, rounded up to the nearest cent, shall be equal to the quotient obtained by dividing (I) the per share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time by (II) the Parent Ratio.

Notwithstanding anything to the contrary in this Section 4.02, the exercise price, the number of Parent Shares and SpinCo Shares subject to each Post-Separation Parent Option Award and SpinCo Option Award, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Parent Option Award to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of Parent Shares and SpinCo Shares subject to such option award, and the terms and conditions of exercise of such option award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b)                                 Restricted Stock Awards.  Each Parent Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation Parent Restricted Stock Award and a SpinCo Restricted Stock Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent Restricted Stock Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent Restricted Stock Award shall be equal to the number of Parent Shares subject to the corresponding Parent Restricted Stock Award immediately prior to the Effective Time and (ii) the SpinCo Restricted Stock Award shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent Restricted Stock Award immediately prior to the Effective Time by (B) the Distribution Ratio.

(c)                                  RSU Awards.  Each Parent RSU Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation Parent RSU Award and a SpinCo RSU Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent RSU Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent RSU Award shall be equal to the number of Parent Shares subject to the corresponding Parent RSU Award immediately prior to the Effective Time, and (ii) the SpinCo RSU Award shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent RSU Award immediately prior to the Effective Time by (B) the Distribution Ratio.

(d)                                 IPSUP Awards (2016).  Each Parent IPSUP Award (2016) that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation Parent IPSUP Award (2016) and a SpinCo IPSUP Award (2016) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent IPSUP Award (2016) prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent IPSUP Award (2016) shall be equal to the number of Parent Shares subject to the corresponding Parent IPSUP Award (2016) immediately prior to the Effective Time, and (ii) the SpinCo IPSUP Award (2016) shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent IPSUP Award (2016) immediately prior to the Effective Time by (B) the Distribution Ratio.

(e)                                  IPSUP Awards (2017).  Each Parent IPSUP Award (2017) that is outstanding as of immediately prior to the Effective

Time shall be converted, as of the Effective Time, into both a Post-Separation Parent IPSUP Award (2017) and a SpinCo IPSUP Award (2017) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent IPSUP Award (2017) prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent IPSUP Award (2017) shall be equal to the number of Parent Shares subject to the corresponding Parent IPSUP Award (2017) immediately prior to the Effective Time, and (ii) the SpinCo IPSUP Award (2017) shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent IPSUP Award (2017) immediately prior to the Effective Time by (B) the Distribution Ratio.

(f)                                   IPSUP Awards (2018).  Each Parent IPSUP Award (2018) that is outstanding as of immediately prior to the Effective Time shall be adjusted as follows:

(i)                                     each outstanding Parent IPSUP Award (2018) shall be converted, as of the Effective Time, into both a Post-Separation Parent IPSUP Award (2018) and a SpinCo IPSUP Award (2018) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent IPSUP Award (2018) prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (A) the Post-Separation Parent IPSUP Award (2018) shall be equal to the number of Parent Shares subject to the corresponding Parent IPSUP Award (2018) immediately prior to the Effective Time, and (B) the SpinCo IPSUP Award (2018) shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (I) the number of Parent Shares subject to the Parent IPSUP Award (2018) immediately prior to the Effective Time by (II) the Distribution Ratio;

(ii)                                  of the total number of Parent Shares that can be earned under such Post-Separation Parent IPSUP Award (2018), (A) one-third shall be earned based on actual performance as of December 31, 2018 with respect to the performance goals applicable to such award as of immediately prior to the Effective Time, after which time such portion of the award shall be subject solely to time-based vesting, and (B) two-thirds shall be earned based on new performance goals related to Parent performance for the period from January 1, 2019 to December 31, 2020; and

(iii)                               of the total number of SpinCo Shares that can be earned under such SpinCo IPSUP Award (2018), (A) one-third shall be earned based on actual performance as of December 31, 2018 with respect to the performance goals applicable to such award as of immediately prior to the Effective Time, after which time such portion of the award shall be subject solely to time-based vesting, and (B) two-thirds shall be earned based on new performance goals related to SpinCo performance for the period from January 1, 2019 to December 31, 2020.

(g)                                  Value Driver PSU Awards (2018).  Each Parent Value Driver PSU Award (2018) that is outstanding as of immediately prior to the Effective Time shall be adjusted as follows:

(i)                                     each outstanding Parent Value Driver PSU Award (2018) shall be converted, as of the Effective Time, into both a Post-Separation Parent Value Driver PSU Award

(2018) and a SpinCo Value Driver PSU Award (2018) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent Value Driver PSU Award (2018) prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (A) the Post-Separation Parent Value Driver PSU Award (2018) shall be equal to the number of Parent Shares subject to the corresponding Parent Value Driver PSU Award (2018) immediately prior to the Effective Time, and (B) the SpinCo Value Driver PSU Award (2018) shall be equal to the product, rounded up to the nearest whole share, obtained by multiplying (I) the number of Parent Shares subject to the Parent Value Driver PSU Award (2018) immediately prior to the Effective Time by (II) the Distribution Ratio;

(ii)                                  with respect to the performance goals applicable to such Post-Separation Parent Value Driver PSU Award (2018), (A) the EBITDA goal shall be deemed satisfied as of the Effective Time, and (B) the satisfaction of the business unit value drivers and any other applicable performance goals shall be determined based actual performance as of the earlier of December 31, 2018 or the last date performance can be determined;

(iii)                               of the total number of Parent Shares that can be earned under such Post-Separation Parent Value Driver PSU Award (2018), (A) one-half shall vest on December 31, 2018 and (B) one-half shall vest on December 31, 2019, in each case, subject to the holder’s continued employment through the applicable vesting date.

(iv)                              with respect to the performance goals applicable to such SpinCo Value Driver PSU Award (2018), (A) the EBITDA goal shall be deemed satisfied as of the Effective Time, and (B) the satisfaction of the business unit value drivers and any other applicable performance goals shall be determined based actual performance as of September 30, 2018; and

(v)                                 of the total number of SpinCo Shares that can be earned under such SpinCo Value Driver PSU Award (2018), (A) one-half shall vest on December 31, 2018 and (B) one-half shall vest on December 31, 2019, in each case, subject to the holder’s continued employment through the applicable vesting date.

(h)                                 Deferred Share Equivalents.  Each Parent Deferred Share Equivalent Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into both a Post-Separation Parent Deferred Share Equivalent Award and a SpinCo Deferred Share Equivalent Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent Deferred Share Equivalent Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent Deferred Share Equivalent Award shall be equal to the number of Parent Shares subject to the corresponding Parent Deferred Share Equivalent Award immediately prior to the Effective Time, and (ii) the SpinCo Deferred Share Equivalent Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent Deferred Share Equivalent Award immediately prior to the Effective Time by (B) the Distribution Ratio.

(i)                                     Miscellaneous Award Terms.

(i)                                     With respect to Post-Separation Parent Awards and SpinCo Awards, (A) employment with or service to the Parent Group shall be treated as employment with or service to SpinCo with respect to SpinCo Awards held by a Parent Employee who is employed by a member of the Parent Group immediately following the Effective Time or a Parent Non-Employee Director who is a member of the Parent Board immediately following the Effective Time, and (B) employment with or service to the SpinCo Group shall be treated as employment with or service to Parent with respect to Post-Separation Parent Awards held by a SpinCo Employee who is employed by a member of the SpinCo Group immediately following the Effective Time or a Transferred Director who is a director of SpinCo immediately following the Effective Time.  In addition, none of the Separation, the External Distribution or any employment transfer described in Section 3.01 shall constitute a termination of employment for any Employee for purposes of any Post-Separation Parent Award or any SpinCo Award, as applicable.  After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Long-Term Incentive Plan applicable to such award, (x) with respect to Post-Separation Parent Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Long-Term Incentive Plan (a “Parent Change in Control”), and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo Long-Term Incentive Plan or applicable award agreement (a “SpinCo Change in Control”).  Without limiting the foregoing, with respect to provisions related to vesting of awards, a Parent Change in Control shall be treated as a SpinCo Change in Control for purposes of SpinCo Awards held by Parent Employees, Former Parent Employees and Parent Non-Employee Directors (other than Transferred Directors), and a SpinCo Change in Control shall be treated as a Parent Change in Control for purposes of Post-Separation Parent Awards held by SpinCo Employees, Former SpinCo Employees and Transferred Directors.

(ii)                                  Any determination in respect of the satisfaction of performance goals applicable to a Post-Separation Parent Award or SpinCo Award, in each case, granted to the holder pursuant to the Parent Long-Term Incentive Plan or the SpinCo Long-Term Incentive Plan, as applicable, and this Section 4.02, shall be made by the Compensation Committee of the Board of Directors of the Party to which the holder provides services immediately after the Effective Time (Parent or SpinCo, as applicable); provided that any such determination shall apply uniformly to both the applicable Post-Separation Parent Award and the corresponding SpinCo Award held by such holder.

(j)                                    Settlement; Tax Reporting and Withholding.

(i)                                     Except as otherwise provided in this Section 4.02(j) or Article VI, after the Effective Time, Post-Separation Parent Awards, regardless of by whom held, shall be settled by Parent, and SpinCo Awards, regardless of by whom held, shall be settled by SpinCo.

(ii)                                  Upon the vesting, payment or settlement, as applicable, of SpinCo Awards, SpinCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each SpinCo Employee or Former SpinCo Employee, as applicable, and for ensuring the collection and remittance of applicable employee withholding Taxes to the Parent Group with respect to each Parent Employee or Former Parent Employee, as applicable (with Parent Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to Parent Employees and Former Parent Employees to the applicable Governmental Authority).  Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Awards, Parent shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Parent Employee or Former Parent Employee, as applicable, and for ensuring the collection and remittance of applicable employee withholding Taxes to the SpinCo Group with respect to each SpinCo Employee or Former SpinCo Employee, as applicable (with SpinCo Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to SpinCo Employees and Former SpinCo Employees to the applicable Governmental Authority).  Following the Effective Time, Parent shall be responsible for all income Tax reporting in respect of Post-Separation Parent Awards held by Parent Employees, Former Parent Employees (as applicable) and individuals who are or were Parent Non-Employee Directors (other than Transferred Directors), and SpinCo shall be responsible for all income Tax reporting in respect of SpinCo Awards held by SpinCo Employees, Former SpinCo Employees and Transferred Directors.

(iii)                               SpinCo shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation Parent Award or SpinCo Award held by a SpinCo Employee, Former SpinCo Employee or Transferred Director.  Prior to the date any such settlement is due, Parent shall pay SpinCo in cash amounts required to settle any dividends or dividend equivalents with respect to Post-Separation Parent Awards.  Parent shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation Parent Awards or SpinCo Awards held by a Parent Employee, Former Parent Employee or individual who is or was a Parent Non-Employee Director (other than a Transferred Director).  Prior to the date any such settlement is due, SpinCo shall pay Parent in cash amounts required to settle any dividends or dividend equivalents accrued following the Effective Time with respect to SpinCo Awards.  For the avoidance of doubt, the term “dividend equivalents” shall not include any dividend equivalents that are deemed reinvested in SpinCo Shares or Parent Shares, consistent with the practice with respect to the applicable award prior to the Separation, and Parent or SpinCo, as applicable, shall adjust the number of shares subject to the applicable Post-Separation Parent Award or SpinCo

Award, as applicable, to reflect such deemed reinvestment in the manner set forth in the applicable award agreement.

(iv)                              Following the Effective Time, if any Post-Separation Parent Award shall fail to become vested, such Post-Separation Parent Award shall be forfeited to Parent, and if any SpinCo Award shall fail to become vested, such SpinCo Award shall be forfeited to SpinCo.

(k)                                 Cooperation.  Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Post-Separation Parent Options and SpinCo Options, (ii) the vesting and forfeiture of unvested Post-Separation Parent Awards and SpinCo Awards, and (iii) the withholding and reporting requirements with respect to all awards.  Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information in order to make certain that each applicable Person’s data and records in respect of the applicable equity awards are correct as of the Effective Time.

(l)                                     Registration and Other Regulatory Requirements.  SpinCo agrees to file Forms S-1, S-3 and S-8 registration statements, as applicable, with respect to, and to cause to be registered pursuant to the Securities Act, the SpinCo Shares authorized for issuance under the SpinCo Long-Term Incentive Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any SpinCo Shares pursuant to the SpinCo Long-Term Incentive Plan.  The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(l).

Section 4.03.                          Employee Stock Purchase Plan.  The administrator of the Parent ESPP shall take all actions necessary and appropriate to provide that all payroll deductions and other contributions of the participants in the Parent ESPP who are SpinCo Employees shall cease on or before the Distribution Date.

Section 4.04.                          Non-Equity Incentive Practices and Plans.  From and following the Effective Time, the SpinCo Group shall retain pursuant to Section 2.03(b) any incentive plan for the exclusive benefit of SpinCo Employees and Former SpinCo Employees, whether or not sponsored by the SpinCo Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.  Notwithstanding anything to the contrary in this Agreement, the terms and conditions (including performance goals) of the short-term incentive plans of the SpinCo Group that are applicable to SpinCo Employees and Former SpinCo Employees with respect to calendar year 2018 will be the same as those that applied to the SpinCo Employees and Former SpinCo Employees under the applicable short-term cash incentive compensation plans of the Parent Group immediately prior to the Effective Time, subject to such adjustments that the SpinCo Compensation Committee determines to be necessary or appropriate.

Section 4.05.                          Director Compensation.  Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and SpinCo shall not have any responsibility for any such payments, except as otherwise provided in Section 4.02 or Article VI.  With respect to any SpinCo non-employee director, SpinCo shall be responsible for the payment of any fees for service on the SpinCo Board that are earned at any time after the Effective Time and Parent shall not have any responsibility for any such payments.

Notwithstanding the foregoing, SpinCo shall commence paying quarterly cash retainers to SpinCo non-employee directors in respect of the quarter in which the Effective Time occurs; provided that (a) if Parent has already paid such quarter’s cash retainers to Parent Non-Employee Directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, SpinCo shall pay Parent an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to SpinCo after the Distribution Date (other than any amount that is subject to a deferral election and is credited or will be credited to any such director’s account under the SpinCo Directors’ Deferred Compensation Plan) and (b) if Parent has not yet paid such quarter’s cash retainers to Parent Non-Employee Directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, Parent shall pay SpinCo an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Parent on and prior to the Distribution Date.

ARTICLE V
RETIREMENT PLANS

Section 5.01.                          SpinCo 401(k) Plan.

(a)                                 Establishment of Plan.  Effective on or before the Distribution Date, the SpinCo Board shall adopt and establish the SpinCo 401(k) Plan and a related trust (the “SpinCo 401(k) Trust”), which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirement of Section 501(a) of the Code, and the requirements described in Sections 401(k) and (m) of the Code.  Before the Distribution Date, SpinCo shall provide Parent with (i) a copy of the SpinCo 401(k) Plan, SpinCo 401(k) Trust and favorable opinion and (ii) a copy of certified resolutions of the SpinCo Board (or its authorized committee or other delegate) evidencing adoption of the SpinCo 401(k) Plan and SpinCo 401(k) Trust and the assumption by the SpinCo 401(k) Plan of the Liabilities described in Sections 5.01(b) and (c).

(b)                                 Transfer of Account Balances.  No later than thirty (30) days following the Effective Time (or such other times as mutually agreed to by the Parties), Parent shall cause the trustee of the Parent 401(k) Plan to transfer from the trust which forms a part of the Parent 401(k) Plan to the SpinCo 401(k) Trust, the account balances of SpinCo Employees who are not on leave due to extended short-term disability under the Parent 401(k) Plan, determined as of the date of the transfer.  Unless otherwise agreed by the Parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans.  Any Asset and Liability transfers pursuant to this Section 5.01, shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required, shall be made not less than thirty (30) days after Parent shall have filed the notice under Section 6058(b) of the Code.  The Parties agree that to the extent that any Assets are not transferred in kind, the assets transferred will be mapped into an appropriate investment vehicle according to administrative procedures and guidelines established by SpinCo.

(c)                                  Transfer of Liabilities.  Effective as of the Effective Time but subject to the Asset transfer specified in Section 5.01(b), the SpinCo 401(k) Plan shall assume and be solely responsible for all the Liabilities for or relating to SpinCo Employees who are not on leave due to extended short-term disability under the Parent 401(k) Plan.  SpinCo and the SpinCo 401(k) Plan

shall be responsible for all ongoing rights of or relating to SpinCo Employees for future participation (including the right to make payroll deductions) in the SpinCo 401(k) Plan.

(d)                                 Plan Fiduciaries.  For all periods at and after the Effective Time, the Parties agree that the applicable fiduciaries of each of the Parent 401(k) Plan and the SpinCo 401(k) Plan, respectively, shall have the authority with respect to the Parent 401(k) Plan and the SpinCo 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(e)                                  No Distributions.  Except when a distribution may otherwise be available under the Parent 401(k) Plan, no SpinCo Employee shall be entitled to a right to a distribution of his or her benefit under the Parent 401(k) Plan solely as a result of his or her transfer of employment from the Parent Group to the SpinCo Group nor as a result of the completion of the Separation.

Section 5.02.                          SpinCo Share Fund in Parent 401(k) Plan.  SpinCo Shares distributed in connection with the External Distribution in respect of Parent Shares transferred to the Parent 401(k) Plan accounts of Parent Employees or Former Parent Employees who participate in the Parent 401(k) Plan shall be deposited in a share fund for SpinCo Shares (the “SpinCo Share Fund”) under the Parent 401(k) Plan, and such participants in the Parent 401(k) Plan shall be prohibited from increasing their holdings in the SpinCo Share Fund Under the Parent 401(k) Plan (except with respect to any dividend reinvestment) and may elect to liquidate their holdings in such SpinCo Share Fund Under the Parent 401(k) Plan and invest those monies in any other investment fund offered under the Parent 401(k) Plan.

Section 5.03.                          Parent/SpinCo Share Funds in SpinCo 401(k) Plan.  Parent Shares and SpinCo Shares transferred or distributed in connection with the External Distribution in respect of Parent Shares transferred to the SpinCo 401(k) Plan accounts of SpinCo Employees or Former SpinCo Employees who participate in the SpinCo 401(k) Plan shall be deposited in a share fund for Parent Shares or SpinCo Shares, as applicable,  (collectively, the “Parent/SpinCo Share Funds”) under the SpinCo 401(k) Plan, and such participants in the SpinCo 401(k) Plan shall be prohibited from increasing their holdings in such Parent/SpinCo Share Funds under the SpinCo 401(k) Plan (except with respect to any dividend reinvestment) and may elect to liquidate their holdings in such Parent/SpinCo Share Funds and invest those monies in any other investment fund offered under the SpinCo 401(k) Plan.

Section 5.04.                          Payroll Deduction and Contribution Program.  Effective on or before the Distribution Date, the SpinCo Board shall adopt and establish the SpinCo Payroll Deduction and Contribution Program.  Any contributions that would have been made to the Parent Payroll Deduction and Contribution Program on behalf of SpinCo Employees or Former SpinCo Employees following the Effective Time shall instead be made to the SpinCo Payroll Deduction and Contribution Program, and the SpinCo Group shall assume or retain all Liabilities related to the SpinCo Payroll Deduction and Contribution Program.  The Parent Group shall retain all Liabilities related to the Parent Payroll Deduction and Contribution Program in respect of Parent Employees and Former EQT Employees.

ARTICLE VI
NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of no later than the Effective Time, the SpinCo Group shall establish the SpinCo Directors’ Deferred Compensation Plan.  Except as provided in the immediately following sentence, (a) as of no later than the Effective Time, SpinCo shall, and shall cause the SpinCo Directors’ Deferred Compensation Plan to, assume all Liabilities under the Parent Deferred Compensation Plans related to the benefits of Transferred Directors, determined as of immediately prior to the Effective Time, and Parent and the Parent Deferred Compensation Plans shall be relieved of all Liabilities related to such benefits, and (b) Parent shall retain all Liabilities under the Parent Deferred Compensation Plans other than those relating to the Transferred Directors.  Notwithstanding the foregoing, obligations and Liabilities in respect of Post-Separation Parent Awards (regardless of whether the holder is a Transferred Director) shall remain under the Parent Deferred Compensation Plans and be retained by Parent and obligations and Liabilities in respect of SpinCo Awards (regardless of whether the holder is a Transferred Director) shall be transferred to the SpinCo Directors’ Deferred Compensation Plan and be assumed by SpinCo.  As of the Effective Time, all Parent Shares notionally credited to participants’ accounts under the Parent Directors’ Deferred Compensation Plan and the SpinCo Directors’ Deferred Compensation Plan shall be treated in accordance with Section 4.02(h).

ARTICLE VII
WELFARE BENEFIT PLANS

Section 7.01.                          Welfare Plans.

(a)                                 Retention of SpinCo Welfare Plans.  Except as otherwise provided in this Article VII, as of the Effective Time, SpinCo shall retain the SpinCo Welfare Plans pursuant to Section 2.03(b).

(b)                                 Continuation Period.  The Parent Group shall cause certain Welfare Plans, identified on Schedule 7.01(b) (the “Continuation Welfare Plans”), to provide coverage to SpinCo Employees and Former SpinCo Employees from the Effective Time until December 31, 2018 (the “Continuation Period”) on the same basis as immediately prior to the Effective Time.  The SpinCo Group shall compensate the Parent Group for any Liabilities incurred by the Parent Group in connection with permitting the SpinCo Employees and Former SpinCo Employees to participate in the Continuation Welfare Plans during the Continuation Period in accordance with the terms of the Transition Services Agreement.  Effective as of January 1, 2019, the SpinCo Employees and Former SpinCo Employees shall cease participation in the Continuation Welfare Plans and commence participation in corresponding SpinCo Welfare Plans.

(c)                                  Allocation of Welfare Plan Assets and Liabilities.  Effective as of December 31, 2018 with respect to Continuation Welfare Plans or as of the Effective Time with respect to all other Welfare Plans (the “Transition Date”) (i) the Parent Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Parent Employees or Former Parent Employees before, at, or after the Transition Date, and (ii) the SpinCo Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Employees or Former SpinCo Employees before, at, or after the Transition Date.

Section 7.02.                          COBRA and HIPAA.  The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans, with respect to (a) any Parent Employees or Former Parent Employees who incur a qualifying event under COBRA before, as of, or after the Effective Time and (b) any SpinCo Employees or Former SpinCo Employees who incur a qualifying event under COBRA before January 1, 2019.  Effective as of January 1, 2019, the SpinCo Group shall be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Employees who incur a qualifying event or loss of coverage under the SpinCo Welfare Plans and/or the Parent Welfare Plans as of, or after January 1, 2019.  The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.  Each of SpinCo and Parent shall be permitted to amend and modify their respective Benefit Plans in a manner consistent herewith.  The SpinCo Group shall reimburse the Parent Group for any Liabilities incurred by the Parent Group in connection with complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans, with respect to any SpinCo Employees or Former SpinCo Employees in accordance with the terms of the Transition Services Agreement.

Section 7.03.                          Vacation, Holidays and Leaves of Absence.  From and following than the Effective Time, (a) the SpinCo Group shall assume or retain all Liabilities with respect to vacation, holiday, annual leave or other approved leave of absence, and required payments related thereto, for each SpinCo Employee, unless otherwise required by applicable Law, and (b) the Parent Group shall assume or retain all Liabilities with respect to vacation, holiday, annual leave or other approved leave of absence, and required payments related thereto, for each Parent Employee.

Section 7.04.                          Severance and Unemployment Compensation.  From and following the Effective Time, (a) the SpinCo Group shall retain any and all Liabilities to, or relating to, SpinCo Employees and Former SpinCo Employees in respect of severance, and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time, and (b) the Parent Group shall retain any and all Liabilities to, or relating to, Parent Employees and Former Parent Employees in respect of severance, and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at, or after the Effective Time.

Section 7.05.                          Workers’ Compensation.  The SpinCo Group shall be responsible for claims for workers’ compensation in respect of SpinCo Employees and Former SpinCo Employees, whether occurring before, at, or after the Effective Time, and the Parent Group shall be responsible for all claims for workers’ compensation in respect of Parent Employees and Former Parent Employees, whether occurring before, at, or after the Effective Time.  The treatment of workers’ compensation claims by SpinCo with respect to Parent insurance policies shall be governed by Section 5.01 of the Separation and Distribution Agreement.

Section 7.06.                          Insurance Contracts.  To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for SpinCo or Parent as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term.  Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party.  Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07.                          Third-Party Vendors.  Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Parent or SpinCo, as applicable and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term.  Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party.  Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

Section 7.08.                          VEBA.  Effective as of no later than the Effective Time, the SpinCo Group shall assume the VEBA and all assets and Liabilities with respect thereto.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.                          Information Sharing and Access.

(a)                                 Sharing of Information.  Subject to any limitations imposed by applicable Law, each of Parent and SpinCo (acting directly or through members of the Parent Group or the SpinCo Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement.  Such information shall include information relating to equity awards under stock plans.  To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b)                                 Transfer of Personnel Records and Authorization.  Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to SpinCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms), tax elections, wage garnishments, and Benefit Plan-related records with respect to SpinCo Employees and Former SpinCo Employees and other records reasonably required by SpinCo to enable SpinCo and the SpinCo Benefit Plans properly to carry out their obligations under this Agreement.  Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time.  Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c)                                  Access to Records.  To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the Parent Group and members of the SpinCo Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d)                                 Maintenance of Records.  With respect to retaining, destroying, transferring, sharing, copying and permitting access to all information related to Employees and Benefit Plans, Parent and SpinCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e)                                  Cooperation.  Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f)                                   Confidentiality.  Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to the Separation and Distribution Agreement and the requirements of applicable Law.

Section 8.02.                          Preservation of Rights to Amend.  Except as set forth in this Agreement, the rights of each member of the Parent Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.03.                          Fiduciary Matters.  Parent and SpinCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard.  Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.04.                          Further Assurances.  Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05.                          Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                  This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.  This Agreement, the

Separation and Distribution Agreement and the other Ancillary Agreements together govern the arrangements in connection with the Separation and External Distribution and would not have been entered independently.

(c)                                  Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)                                 Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

Section 8.06.                          Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.07.                          Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 8.08.                          Third-Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder.  There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.  The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 8.09.                          Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.09):

If to Parent, to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA  15222
Attention:  General Counsel
Facsimile:  (412) 553-5970
E-mail:  JLushko@eqt.com

If to SpinCo, to:

Equitrans Midstream Corporation
625 Liberty Avenue, Suite 2000
Pittsburgh, PA 15222
Attention:  General Counsel
Facsimile:  (412) 904-1429
E-mail:       RCWilliams@equitransmidstream.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 8.10.                          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 8.11.                          Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 8.12.                          Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.                          Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and External Distribution and shall remain in full force and effect.

Section 8.14.                          Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15.                          Dispute Resolution.

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement. (including the validity, interpretation, breach or termination of this Agreement) (a “Dispute”) shall be resolved in accordance with the procedures set forth in Article VII of the Separation and Distribution Agreement.

(b)           Subject to the foregoing provisions of this Section 8.15, each of the Parties, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.09 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (iv) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 8.16.                          Specific Performance.  Subject to Section 8.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 8.17.                          Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 8.18.                          Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified;  (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, Pittsburgh, Pennsylvania, or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 12, 2018.

Section 8.19.                          Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this

Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 8.20.                          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

EQT CORPORATION

By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Thomas F. Karam
	Name:	Thomas F. Karam
	Title:	President and Chief Executive Officer

[Signature Page to Employee Matters Agreement]